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                                                                    EXHIBIT 21.1

                       Subsidiaries

                                    State or Other Jurisdiction of Incorporation
                                        or Organization of each such Significant
                                      Subsidiary, and Names (if any) under which
Name of Subsidiary                Each such Significant Subsidiary does Business
-------------------------------- -----------------------------------------------

Agate Technologies (California),
  Inc.                                              California

ei Corporation                                      California

Agate International Ltd. Cayman                     Cayman Islands

Agate Singapore Private Limited                     Singapore
  (a wholly-owned subsidiary
  of Agate International Ltd. Cayman)